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               SHAREHOLDER SERVICING AND TRANSFER AGENT AGREEMENT

          THIS AGREEMENT is made and entered into on this ___ day of January, 1996, between STRONG SCHAFER VALUE FUND, INC., a Maryland corporation (the "Fund"), and STRONG CAPITAL MANAGEMENT, INC., a Wisconsin corporation ("Strong").

                               W I T N E S S E T H

          WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940; and

          WHEREAS, Strong is, among other things, in the business of administering transfer and dividend disbursing agent functions.

          NOW, THEREFORE, the Fund and Strong do mutually agree and promise as follows:

          1. Appointment. The Fund hereby appoints Strong to act as Shareholder Servicing Agent for the Fund. Strong shall, at its own expense, render the services and assume the obligations herein set forth subject to being compensated therefor as herein provided.

          2. Authority of Strong. Strong is hereby authorized by the Fund to receive all cash which may from time to time be delivered to it by or for the account of the Fund; to issue confirmations and/or certificates for shares of the Fund upon receipt of payment; to redeem or repurchase on behalf of the Fund shares of the Fund upon receipt of certificates properly endorsed or properly executed written requests as described in the current prospectus of the Fund and to act as dividend disbursing agent for the Fund.

          3.   Duties of Strong. Strong hereby agrees to:

               A.   Process new accounts.

               B. Process purchases, both initial and subsequent, in accordance with conditions set forth in the Fund's prospectus as mutually agreed by the Fund and Strong.

               C. Transfer shares of the Fund to an existing account or to a new account upon receipt of required documentation in good order.

               D. Redeem uncertificated and/or certificated shares upon receipt of required documentation in good order.

               E.   Issue and/or cancel certificates as instructed; replace
                    lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or bond.
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               F.   Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.

               G. Process exchanges between funds (process and direct purchase/redemption and initiate new account or process to existing account).

               H.   Make miscellaneous changes to records.

               I. Prepare and mail a confirmation to shareholders as each transaction is recorded in a shareholder account. Duplicate confirmations to be available on request within current year.

               J. Handle phone calls and correspondence in reply to shareholder requests except those items set forth in Referrals to Fund, below.

               K.   Prepare Reports for the Fund:

                    i.   Monthly analysis of transactions and accounts by types.

                    ii. Quarterly state sales analysis; sales by size; analysis of systematic withdrawals, Keogh, IRA, and 403(b)(7) plans; print-out of shareholder balances.

               L. Perform daily control and reconciliation of Fund shares with Strong's records and the Fund office records.

               M. Prepare address labels or confirmations for shareholder reports per year.

               N. Mail and tabulate proxies for one Annual Meeting of Shareholders, including preparation of certified shareholder list and daily report to Fund management, if required.

               O. Prepare and mail required Federal income taxation information to shareholders to whom dividends or distributions are paid, with a copy for the IRS and a copy for the Fund if required.

               P. Provide readily obtainable data which may from time to time be requested for audit purposes.

               Q.   Replace lost or destroyed checks.

               R. Continuously maintain all records for active and closed accounts.

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               S.   Furnish shareholder data information for a current calendar year in connection with IRA and Keogh Plans in a format suitable for mailing to shareholders.

          4. Referrals to Fund. Strong hereby agrees to refer to the Fund for reply the following:

               A. Requests for investment information, including performance and outlook.

               B. Requests for information about specific plans (i.e., IRA, Keogh, Systematic Withdrawal).

               C.   Requests for information about exchanges between the funds.

               D.   Requests for historical fund prices.

               E. Requests for information about the value and timing of dividend payments.

               F. Questions regarding correspondence from the Fund and newspaper articles.

               G.   Any requests for information from non-shareholders.

               H. Any other types of shareholder requests as the Fund may request from Strong in writing.

          5. Compensation to Strong. Strong shall be compensated for its services hereunder in accordance with the Shareholder Servicing Fee Schedule (the "Fee Schedule") attached hereto and as such Fee Schedule may from time to time be amended in writing between the two parties. The Fund will reimburse Strong for all out-of-pocket expenses, including, but not necessarily limited to, postage, confirmation forms, etc. Special projects, not included in the Fee Schedule and requested by proper instructions from the Fund, shall be completed by Strong and invoiced to the Fund as mutually agreed upon.

          6. Rights and Powers of Strong. Strong's rights and powers with respect to acting for and on behalf of the Fund, including rights and powers of Strong's officers and directors, shall be as follows:

               A. No order, direction, approval, contract or obligation on behalf of the Fund with or in any way affecting Strong shall be deemed binding unless made in writing and signed on behalf of the Fund by an officer or officers of the Fund who have been duly authorized to so act on behalf of the Fund by its Board of Directors.

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               B.   Directors, officers, agents and shareholders of the Fund are or may at any time or times be interested in Strong as officers, directors, agents, shareholders, or otherwise. Correspondingly, directors, officers, agents and shareholders of Strong are or may at any time or times be interested in the Fund as directors, officers, agents, shareholders or otherwise. Strong shall, if it so elects, also have the right to be a shareholder of the Fund.

               C. The services of Strong to the Fund are not to be deemed exclusive and Strong shall be free to render similar services to others as long as its services for others do not in any manner or way hinder, preclude or prevent Strong from performing its duties and obligations under this Agreement.

               D. The Fund will indemnify Strong and hold it harmless from and against all costs, losses, and expenses which may be incurred by it and all claims or liabilities which may be asserted or assessed against it as a result of any action taken by it in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder, and for any act, omission, delay or refusal made by Strong in connection with this agency in reliance upon or in accordance with any instruction or advice of any duly authorized officer of the Fund.

                    7. Effective Date. This Agreement shall become effective as of the date hereof.

                    8. Termination of Agreement. This Agreement shall continue in force and effect until terminated or amended to such an extent that a new Agreement is deemed advisable by either party. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Fund or Strong upon ninety (90) days' written notice to the other party.

                    9. Amendment. This Agreement may be amended by the mutual written consent of the parties. If, at any time during the existence of this Agreement, the Fund deems it necessary or advisable in the best interests of Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal laws, the Fund shall notify Strong of the form of amendment which it deems necessary or advisable and the reasons therefor, and if Strong declines to assent to such amendment, the Fund may terminate this Agreement forthwith.

                    10. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

Attest:                                          STRONG CAPITAL MANAGEMENT, INC.

/s/  THOMAS P. LEMKE                             /s/  JOHN DRAGISIC
----------------------------                     -------------------------------
By:  Thomas P. Lemke                             By:  John Dragisic
Its:  Senior Vice President                      Its:  President


Attest:                                          STRONG SCHAFER VALUE FUND, INC.

/s/  BRENDAN J. SPILLANE                         /s/  DAVID K. SCHAFER
----------------------------                     -------------------------------
By:  Brendan J. Spillane                         By:  David K. Schafer
Its:  Secretary and Treasurer                    Its:  President

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                         STRONG SCHAFER VALUE FUND, INC.
                       SHAREHOLDER SERVICING FEE SCHEDULE

          Until such time that this schedule is replaced or modified, Strong Schafer Value Fund, Inc. (the "Fund") agrees to compensate Strong Capital Management, Inc. ("Strong") for performing as shareholder servicing agent at an annual rate of $21.75 per open account plus out-of-pocket expenses. These out-of-pocket expenses include, but are not limited to, the following:

               1. All materials, paper and other costs associated with necessary and ordinary shareholder correspondence.

               2. Postage and printing of confirmations, statements, tax forms and any other necessary shareholder correspondence. Printing is to include the cost of printing account statements and confirmations by third-party vendors as well as the cost of printing the actual forms.

               3. The cost of mailing (sorting, inserting, etc.) by third-party vendors.

               4. All banking charges of the Fund, including deposit slips and stamps, checks and share drafts, wire fees not paid by shareholders, and any other deposit account or checking account fees.

               5. The cost of storage media for Fund records, including phone recorder tapes, microfilm and microfiche, forms and paper.

               6.   Offsite storage costs for older Fund records.

               7.   Charges incurred in the delivery of Fund materials and mail.

               8. Any costs for outside contractors used in providing necessary and ordinary services to the Fund or its shareholders, not contemplated to be performed by Strong.

               9. Any costs associated with enhancing, correcting or developing the record keeping system currently used by the Fund, including the development of new statement or tax form formats.

          In addition, the Fund will pay a fee for closed accounts at an annual rate of $4.20 per account. All fees will be billed to the Fund monthly based upon the number of open and closed accounts existing on the last day of the month plus any out-of-pocket expenses paid by Strong during the month. These fees are in addition to any fees the Fund may pay Strong for providing investment management services or for underwriting the sale of Fund shares.

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